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                                                                    EXHIBIT 5.1


                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]

June 28, 1999



Global Pharmaceutical Corporation
Castor & Kensington Avenues
Philadelphia, PA 19124-5694

Dear Sir or Madam:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement"), filed by Global Pharmaceutical Corporation (the "Company") on behalf of certain selling stockholders with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 3,125,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), of which 2,500,000 shares are issuable upon conversion of the Company's Series D Convertible Preferred Stock, $.01 par value (the "Series D Preferred", which term shall include any convertible securities into which the Series D Preferred may be converted) and 625,000 shares are issuable upon the exercise of warrants (the "Warrants").

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the Shares issuable upon the conversion of the Series D Preferred and the exercise of the Warrants have been duly and validly authorized and, subsequent to the conversion of the Series D Preferred, and in the case of the Warrants, payment of the exercise price therefor, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.





                                                 Very truly yours,

                                                 /s/ Fulbright & Jaworski L.L.P.